[CORNPRODUCTS INTERNATIONAL LETTERHEAD]              -------------
                                                     PRESS RELEASE
                                                     -------------

                                                     CONTACT: CHERYL BEEBE
                                                              708-563-5389


CORN PRODUCTS INTERNATIONAL REPORTS FIRST QUARTER
EARNINGS OF $0.22 PER SHARE

Bedford Park, IL, April 21, 1998 Corn Products International, an independent company as of the beginning of 1998, today reported first quarter earnings of $8.0 million or $0.22 per share or $0.21 per fully diluted share, compared to a loss of $8.6 million on a pro-forma basis in the same quarter of 1997 or $0.24 per share. Better results in North America accounted for an important part of the improvement, helped by a strong earnings gain in Other Operations. Contributing also was a $3 million reduction in financing costs.

Konrad Schlatter, Chairman and Chief Executive Officer, said, "As a new company, we are off to a good start. We are encouraged by the turnaround in our North American operations and the continuing strong performance of our businesses in the rest of the world. However, we still have a long way to go before we return to the levels of profitability enjoyed during the first half of the nineties. The results of this quarter, seasonally the slowest of the year, reinforce our comfort with previously expressed expectations for earnings per share in the $1.20 range for the year."

Highlights
----------
High Fructose Corn Syrup (HFCS) contracting for 1998 in the U.S. has been completed with new contract prices increasing at the rate publicly reported by the industry. While the improvement over 1997 is substantial, it still does not restore adequate profitability relative to the investment in this product line. Higher than usual volumes sold in the first quarter, while helpful to results, have restrained inventory accumulation for the summer season, which may cause some limitation on sales later in the year.

Strong volumes in several international markets, along with good free cash flows, provide a basis for accelerating some capacity expansion programs including an HFCS addition in Argentina and a grind increase in Pakistan. This may lift 1998 and 1999 capital expenditures by $15-30 million from the previously indicated levels of $70-$100 million.

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NOTE:

Commencing January 1, the fiscal year of our subsidiaries outside North America has changed to that of our North American operation, which is the calendar year. The following comments refer to a restated analysis that puts the entire operation for 1997 on a December 31 year end basis. The "As Reported" column on the attached financial statements contains the results previously reported including the Other Operations on a September year end basis.


TOTAL COMPANY RESULTS

Net Sales increased to $339 million from $327 million in 1997 or 3.5% on a volume increase of 9%, with solid growth in North America and Other Operations. Net Sales grew at a lower rate than volume because prices declined in some areas as corn costs decreased and the strong dollar reduced the value of some international sales.

Operating income advanced to $17.9 million from an operating loss of $5.7 million in 1997. The improvement reflects better pricing in corn sweeteners in the US market and improved margins elsewhere.


NORTH AMERICAN OPERATIONS

Net Sales increased by 2.1%, driven by a 7% volume increase, but were held back by the lower exchange value of Canadian dollar sales. Pricing for new HFCS contracts in the United States was up in line with the industry as publicly reported by other corn refiners. Canadian HFCS prices declined becoming more comparable to U.S. pricing. Corn syrup pricing showed a strong increase while other products showed flat pricing. Pricing of grain related contracts, as well as some existing multi-year contracts, tempered the overall price gain. Earnings were negatively impacted by dextrose volumes which declined during the quarter due to softness in the export segment and a slowdown in some pockets in the domestic market.

Operating income showed a healthy advance in most product lines, as corn costs were lower and manufacturing costs were on target.


OTHER OPERATIONS

Volumes increased by 16%, while Net Sales advanced 5.7%, reflecting the effects of lower exchange rates and product mix. Growth continued to be driven by double digit volume growth in high maltose corn syrup overcoming some sales softness in other products after the Asian financial crisis.

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Operating income was up 12.4%, with the increasing margins paced by lower corn costs.

FORWARD-LOOKING STATEMENTS

This Press Release contains certain forward-looking statements concerning the Company. Although the Company believes its expectations reflected in such forward-looking statements are based on reasonable assumptions, no assurance can be given that such expectations will prove correct and actual results and developments may differ materially. Important factors that could cause actual results to differ include fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general economic, business and market conditions in the various geographic regions and countries in which the Company manufactures and sells its products, including fluctuations in the value of local currencies; and increased competitive and/or customer pressure in the corn refining industry. For a further description of these factors, see the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Form 10-Q for the quarter ended March 31, 1998.

ABOUT CORN PRODUCTS INTERNATIONAL, INC.: Corn Products, formerly a division of CPC International, Inc., was spun-off to shareholders on 12/31/97. Its organization spans 21 countries and 38 plants with operations generating approximately $2.5 billion in sales. It comprises fully consolidated operations in 10 countries with 19 plants and sales of about $1.5 billion. It further includes joint ventures and allied operations in an additional 11 countries, with another 19 plants and unconsolidated sales of approximately $1 billion. About 60% of its revenues are generated in North America; the rest comes from Latin America, Asia, and Africa. It supplies products, derived chiefly from corn, to more than 60 industries.
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CORN PRODUCTS INTERNATIONAL
CONSOLIDATED STATEMENTS OF INCOME
(All figures are in millions except per share amounts)

                                                  THREE MONTHS ENDED
                                                       MARCH 31,        RESTATED
                                                  --------------------  --------
                                                    1998       1997       1997
                                                  ---------  ---------  --------
Net Sales                                          $339.0     $337.1     $327.4
Cost of sales                                       300.1      316.3      306.5
                                                   -------   --------    -------
Gross Profit                                         38.9       20.8       20.9


Operating Expense                                    25.3       27.1       26.8
Fees and income from unconsolidated subsidiaries      4.3        1.7        0.2
                                                   -------   --------    -------
Operating Income                                     17.9       -4.6       -5.7


Financing costs                                       5.0        8.1
                                                   -------   --------

Income before income taxes                           12.9      -12.7
Provision for income taxes                            4.3       -4.6
                                                   -------   --------
                                                      8.6       -8.1
Minority stockholder's interest                       0.6        0.5
                                                   -------   --------
Net income                                         $  8.0    -$  8.6
                                                   =======   ========

Average common shares outstanding:
Basic                                                35.6       35.6
Diluted                                              37.3       35.6

Earnings (loss) per common share
                                                   -------   --------
Basic:   Net earnings per common share             $  .22    -$  .24
                                                   =======   ========

                                                   -------   --------
Diluted: Net earnings per common share             $  .21    -$  .24
                                                   =======   ========



This is an unaudited interim statement prepared by management and reflects all adjustments which are, in the opinion of management, necessary to a fair statement of results for the interim periods.


Bedford Park, Ill,  April 21, 1998                     Jack C. Fortnum
                                                       Comptroller